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                           Total Research Corporation
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

Harris Interactive Inc. and Total Research Corporation

Announce Strategic Merger

Combined Company Will be Among the 20 Largest Market Research Firms in the World

Rochester, NY and Princeton, NJ, August 6, 2001 --- Harris Interactive Inc. (Nasdaq: HPOL), a global consulting and market research firm, and Total Research Corporation (Nasdaq: TOTL), today announced a definitive merger agreement. The transaction will unite two of the world's fastest growing market research companies and provide a platform to offer the full spectrum of Harris Interactive's market research capabilities including Internet-based methodologies to Total Research's blue-chip customer base. The two companies expect to report approximately $115 million in combined revenues for their 2001 fiscal years, both ended on June 30th. Both companies are debt-free.

The merger, which is subject to regulatory approval and approval by the stockholders of both companies, calls for Harris Interactive to exchange 1.222 shares of HPOL stock for each share of Total Research. When completed, existing Harris Interactive stockholders will own approximately 67.25% and Total Research stockholders will own approximately 32.75% of the outstanding equity of the combined company. Stockholders representing approximately 53% of the total outstanding common stock of Harris Interactive and approximately 24% of the total outstanding common stock of Total Research have executed voting agreements pursuant to which they have agreed to vote their shares in favor of the transactions contemplated by the merger agreement. The merger is expected to be finalized in the fourth quarter of CY2001.

Following the merger, Total Research will become a wholly owned subsidiary of Harris Interactive and, initially, will continue to operate under its existing name in the United States and Europe. The combined company will have approximately 1,000 full-time employees, and its stock will trade under the Nasdaq symbol HPOL. The combined firm will become one of the top 20 market research firms in the world.

The company will be managed by a newly created Office of the Chairman with Dr. Gordon S. Black, currently chairman and CEO of Harris Interactive, continuing in this role. David H. Clemm, currently president and COO of Harris Interactive, will become vice chairman for global operations and Internet research development, and Al Angrisani, currently president and CEO of Total Research, will become president and COO of the merged firm.

Dr. Black commented: "Total Research is a respected leader in market research that shares our vision for the future of the industry. Harris Interactive will benefit from the addition of the management and operating resources of Total Research, while significantly expanding the market for our entire portfolio of research services, both in the US and in Europe. Al Angrisani will focus on creating profitability and expanding revenues in our combined operations. We expect this arrangement to have a positive effect on our profitability and we continue to expect the combined Harris Interactive to reach cash flow breakeven by December 2001."

Al Angrisani commented: "The combination of Total Research and Harris Interactive creates a powerful new business model in the market research industry. Total's profitable custom research business, recognized for its advanced analytics and methodologies, combined with Harris Interactive's consultative approach and robust data collection capabilities will create a potent force in the industry. Over the past two years, we have worked with Harris Interactive and have witnessed first-hand the enhanced cost efficiencies, speed and productivity advantages provided by Internet-based surveying."

Among other growth initiatives, the combined company will focus on demonstrating the effectiveness of Harris Interactive's online polling and research capabilities to Total Research's Fortune 100 client base. During the past two years, Harris Interactive has been able to transition much of its traditional research business to online methodology. In FYE 2001, Harris Interactive's total Internet-based revenues increased 55% over FYE 2000. Inside Research recently reported that Internet based research revenues are expected to grow by about 78% to approximately $400 million during CY2001, making it the fastest growing segment of the market research industry.

The combined company will have a strong presence in several fast-growing industries including healthcare and pharmaceuticals, which is expected to account for approximately $30 million in combined revenues in FYE 2002, and information technology, which is expected to account for approximately $25 million in combined revenues in FYE 2002. The combined company will also have one of the industry's largest customer loyalty and retention practices, with expected FYE 2002 combined revenues of nearly $25 million.

David Clemm commented, "This merger will enable us to provide the strength of Harris Interactive's full spectrum of experience, including our Internet-based research, ability across a much larger set of potential clients, in the US, Europe & Asia. Internet-based research enhances our gross margins, while delivering a higher quality product to our customers. We believe we can accelerate our growth domestically and internationally as a result of the merger."

A prime initiative of the combined company will be to expand its international markets by building databases of cooperative research panels in Europe and Japan. "Internet penetration around the world is reaching critical mass and our clients are now asking us to perform research in other countries and cultures," Clemm continued. Total Research has already built a European base of operations that is expected to account for approximately $22 million of the company's most recent fiscal year revenues. Together, North America, Europe and Japan represent about 90% of all research revenues in the world.

Under the terms of the merger agreement, the Harris Interactive Board will add three new members from Total Research; Al Angrisani, the new president and COO of Harris Interactive, Howard Shecter, a former managing partner of Morgan, Lewis & Bockius, LLP, and David Brodsky, an investor. They will join the current Harris Interactive Directors: Dr. Gordon Black, chairman and CEO, David Clemm, who will be vice chairman, Leonard Bayer, chief scientist of Harris Interactive, Thomas Berman, a partner of Adams Street Partners, James Riedman, the former president of the Riedman Corporation, Thomas Clark, the former CFO of Paychex, and Benjamin Addoms, the former president of Excite.

A conference call to discuss the announcement will be conducted on Monday, August 6, at 1:00 p.m. EDT. To access the conference call, please call
800.289.0494 and 913.981.5520 (International) by 12:50 p.m. EDT on August 6th.
You will need to reference Harris Interactive. A live webcast of the conference call will also be available via the company's website, www.harrisinteractive.com, and soon after the call, will be available there for replay for 30 days.

                                       ###

About Total Research Corporation
Total Research Corporation (Nasdaq: TOTL), www.totalresearch.com, specializes in the development and application of predictive marketing research and other advanced research technologies. Total Research also provides integrated marketing services, including e-products and services used to assist clients worldwide in applying information and insight to marketing practices through the point of sale. The Company is based in Princeton, New Jersey and has other offices in London, Minneapolis and Tampa.


About Harris Interactive
Harris Interactive (Nasdaq: HPOL), is a worldwide market research, polling and consulting firm. It is best known for The Harris Poll and its pioneering use of the Internet to conduct scientifically accurate market research. The Harris Interactive Internet-based forecasts for the 2000 election were the most accurate in the history of the polling industry. With expertise in pharmaceutical, health care, automotive, finance, ecommerce, technology, consumer packaged goods and other markets, the firm has spent 45 years providing its clients with custom, multi-client and service bureau research. In February 2001, the Company acquired the custom research group of Yankelovich Partners, a leading consultative marketing and opinion research firm. Through its U.S. and Global Network offices, Harris Interactive conducts international research in multiple, localized languages. Harris Interactive currently maintains a database of more than 7 million online panelists - the largest of its kind. For more information about Harris Interactive, please visit the Company's website at www.harrisinteractive.com. EOE M/F/D/V

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

Press Contacts:

Dan Hucko                        Patti Hoffman
Harris Interactive               Total Research Corporation
716.214.7470                     609.520.9100
dhucko@harrisinteractive.com     phoffman@totalres.com


Forward-Looking Information
This release contains certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. Actual results may vary materially from the expectations contained in the forward-looking statements. The forward-looking statements in this release include statements addressing future financial and operating results and the timing and benefits of the merger.

The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements: the successful completion of the merger, including applicable regulatory requirements related to the transaction; governmental approvals for the merger of Harris Interactive and Total Research; failure of the Harris Interactive stockholders to approve the issuance of shares of Harris Interactive common stock to the Total Research stockholders; failure of the Total Research stockholders to adopt the merger agreement; the risk that the businesses of Harris Interactive and Total Research will not be integrated successfully; and other economic, business, competitive and/or regulatory factors affecting Harris Interactive's and Total Research's businesses generally.

Detailed information about factors pertinent to the business of each Harris Interactive and Total Research that could cause actual results to differ is set forth in Harris Interactive's and Total Research's filings with the Securities and Exchange Commission ("Commission") including Harris Interactive's and Total Research's Annual Reports on Form 10-K for the fiscal year ended June 30, 2000 and their most recent Quarterly Reports on Form 10-Q. Harris Interactive and Total Research are under no obligation to (and expressly disclaim any such obligation to) update or alter their forward-looking statements whether as a result of new information, future events or otherwise.

Additional Information and Where to Find it
In connection with the proposed merger, Harris Interactive and Total Research will file a joint proxy statement/prospectus with the Commission. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE JOINT PROXY STATEMENT/ PROSPECTUS, AND ANY OTHER RELEVANT DOCUMENTS TO BE FILED WITH THE COMMISSION, WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders may obtain a free copy of the joint proxy statement/prospectus (when available) and other documents filed by Harris Interactive and Total Research at the Commission's web site at www.sec.gov. The joint proxy statement/prospectus and such other documents may also be obtained free of charge from Harris Interactive or from Total Research by directing such request to Harris Interactive, Inc., 135 Corporate Woods, Rochester, New York 14623, tel: (716) 272-8400; or to Total Research Corporation, 5 Independence Way, Princeton, New Jersey 08543-5305, tel: (609) 520-9100.

Participants in the Solicitation
Harris Interactive, Total Research and certain of their respective directors, executive officers and other members of their management and employees may be considered to be soliciting proxies from their respective stockholders in favor of the merger. Information concerning persons who may be considered participants in the solicitation of Harris Interactive's stockholders under the rules of the Commission is set forth in the Proxy Statement for the 2000 Annual Meeting of Harris Interactive filed by Harris Interactive with the Commission on September 27, 2000, and information concerning persons who may be considered participants in the solicitation of Total Research's stockholders under the rules of the Commission is set forth in the Proxy Statement for the 2000 Annual Meeting of Total Research filed by Total Research with the Commission on October 27, 2000. Updated information concerning these persons will be available in the joint proxy statement/prospectus.

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